EXHIBIT 10.1

Delivery and Licence Agreement

This Agreement is entered into this              day of             , 1998 between OM Technology AB, Brunkebergstorg 2, 103 26 Stockholm, Sweden, incorporated in Sweden under the registration number 556314-8138 (“OMT”), Sweden and International Securities Exchange LLC, formed under the laws of the State of New York (“Customer”), USA, to govern the delivery and licence of computer software and services.

OMT and Customer each respectively a “Party” and collectively the “Parties”.

WHEREAS,	OMT is in the business of developing software systems to be used in the conducting of derivatives exchange markets and providing services to implement and maintain such software systems;

WHEREAS,	Customer is in the process of completing an application which it intends to file with the United States Securities and Exchange Commission (“SEC”) for the purpose of registration as a National Securities Exchange and will when recognised by the SEC apply for membership at the Options Clearing Corporation (“OCC”);

WHEREAS,	OMT shall deliver and license to Customer, subject to the terms and conditions of this Agreement, certain software and services;

WHEREAS,	Customer and OMT shall concurrently with the entering into of this Agreement enter into a support agreement to govern the provisions of services by OMT following Acceptance of the delivery (“Support Agreement”).

Now in consideration of the mutual promises and covenants given herein the Parties agree as follows:

1	LIST OF CONTENTS

1 List of contents	1

2 Definitions and Schedules	2

3 Scope and aim of the Agreement	3

4 OMT’s delivery obligations	4

5 Licence to Software Product and Documentation	11

6 Customer’s obligations	14

7 Delivery	18

8 Warranty	22

9 Patents and copyrights	23

10 Consideration	23

11 Limitation of Right to Claim	24

12 Claims and Limitation of Liability	25

13 Hardship	26

14 Confidentiality Undertaking	26

15 Independent business	28

16 Whole Agreement	28

17 Amendments	28

18 Waiver	28

19 Severability	28

20 Term and termination of the Agreement and sanctions	29

21 Assignment	30

22 Governing law and arbitration	30

2	DEFINITIONS AND SCHEDULES

For the purpose of this Agreement the terms below are defined as follows.

General definitions

“Acceptance”	shall mean acceptance as set out in article 7.9-7.11 of this Agreement.

“Acceptance Test”	shall mean the test of the Software Product performed in accordance with the Acceptance Test Specification, Acceptance Test Procedure and Acceptance Test Plan and as further described in article 7.8 of this Agreement and in the Regulations for Acceptance Test Schedule 11.

“Acceptance Test Specification” or “ATS”	shall mean the listing of all functions and system requirements included in the Functional Specification and technical requirements specified in Schedules 2 and 3, and in the specification of Delivered Financial Products specified in Schedule 1, which shall be subject to Acceptance Test.

“Acceptance Test Procedure” or “ATP”	shall mean the specification of all tests to be performed on the Software Product and the criteria for approval of such tests to verify that the Software Product operates on the Hardware Configuration, in conformance with the Functional Specification and technical requirements specified in Schedule 2 and 3, and that the Software Product supports trading in the Delivered Financial Products, specified in Schedule 1. The tests specified in the Acceptance Test Procedure are limited to the functions and system requirements specified in the Acceptance Test Specification.

“Confidential Information”	shall mean (i) any and all information related to the Software Product and Documentation, with the exception of Documentation identified as non-confidential in Schedule 6, (ii) any other documentation which is proprietary to either Party and which has been identified by an endorsement prominently displayed on the face thereof prior to that material being made available to the other Party and (iii) market information, information concerning operation, personnel and business dealings of either Party as well as information regarding members and other third parties dealing with either Party, which by their very nature may neither be documented nor endorsed with a confidentiality notice.

“Delivered Financial Products”	shall mean the financial products, specified in Schedule 1, which are covered by the license to the Software Product and for which the Software Product is delivered, meaning that the Software Product supports trading in those instruments, see also Licensed Financial Products. Trading functionality of Delivered Financial Products is specified in the Functional Specification.

“Documentation”	shall mean any and all manuals, specifications, literature and other documents, supplied by OMT to Customer, including but not limited to what is specified in Schedule 6.

“Effective Date”	shall mean the date which has been agreed as such in section 20 hereof.

“External Systems”	shall mean systems which shall be connected to and interoperate with the Hardware Configuration on which the Software Product is executed. The External Systems and the interfaces to the External Systems are as specified in the Functional Specification Schedule 2.

“Functional Specification”	shall mean the exclusive and complete specification of the functions of the Software Product set forth in Schedule 2. Functions of the Software Product not specified in the Functional Specification are delivered as is and shall not be covered by the Acceptance Test.

“Hardware Configurations”	shall mean hardware, Third Party Standard Software, and network, meeting minimum requirements specified in Schedule 5.

“Licensed Financial Products”	shall mean the financial products, specified in Schedule 1, which are covered by the license to the Software Product, see also Delivered Financial Products.

“Master Time Schedule”	shall mean the time schedule specified in Schedule 8 for the fulfilment of the obligations of this agreement.

“National Securities Exchange”	shall mean a national securities exchange as defined under the United States Securities Exchange Act of 1934.

“OM CLICK Exchange System”	shall mean OM’s system for trading in financial instruments providing an electronic market place, described in Schedule 2, The OM CLICK Exchange Software Product Description.

“OM CLICK Trade application”	shall mean OM’s trading tool described in Schedule 2, The OM CLICK Exchange Software Product Description.

“OM Licensed Third Party Standard Software”	shall mean Third Party Standard Software and accompanying documentation, licensed and delivered by OMT, specified in Schedule 12.

“OMnet software”	shall mean OM’s system transaction network, including the OMnet API software, described in Schedule 2, The OM CLICK Exchange Software Product Description.

“OM Rules and Regulations”	shall mean the rules and regulations which i.a. govern OM Stockholm AB’s exchange- and clearing activities and the legal relationship between OM Stockholm AB and exchange members, clearing members and customers.

“Project”	shall mean the provision of the computer software and services by OMT to Customer as set out in section 4 below and in accordance with the terms of this Agreement. The Project starts at the Effective Date and ends with Acceptance.

“Project Organisations”	shall mean the staff organisation of the respective Party specified in Schedule 9.

“SEK”	shall mean the lawful currency of the Kingdom of Sweden applicable at any given time.

“Software Product”	shall mean OM’s standard software specified in the Functional Specification Schedule 2, (the OM CLICK Exchange System, the OM CLICK Trade application and the OMnet API software) as well as adaptations to OM’s standard software specified in the same Schedule, to be provided by OMT to Customer in accordance with the terms of this Agreement, with the exception of any Third Party Standard Software referred to in Schedule 2, which is not included.

“SPD”	shall mean the description of the Uncustomised Software Product, being part of the Functional Specification, (“The OM CLICK Exchange Software Product Description”).

“Stock Index Options”	shall mean options issued by The Options Clearing Corporation (“OCC”) and have underlying them: (i) Broad based indexes approved by the SEC for options listing, or (ii) Narrow based indexes approved by the SEC for options listing.

“Stock Options”	shall mean options issued by The Options Clearing Corporation (“OCC”) and have underlying them: (i) Listed common stocks (NYSE, AMEX), (ii) Over-the-counter common stocks (NASDAQ), (iii) ADRs and ADSs, (iv) Closed-end mutual funds, or (v) Foreign Ordinaries (if and when the options are issued by OCC).

“Territory”	shall mean the United States of America.

“Third Party Standard Software” or “SSW”	shall mean third party standard software, including but not limited to operating system software.

“Uncustomised Software Product”	shall mean OM’s standard software specified in the Functional Specification, Schedule 2, (the OM CLICK Exchange System, the OM CLICK Trade application and the OMnet API software), excluding any adaptations specified in the same Schedule.

“USD”	shall mean the lawful currency of the United States of America applicable at any given time.

“Warranty period”	shall mean a period of [***] following Acceptance.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedules to this Agreement

Schedule 1	Financial Product Specification, including licensed and delivered
Schedule 2	Preliminary Functional Specification, including Uncustomised Software Product, customised adaptations and interfaces to External Systems,
Schedule 3	Preliminary Technical Requirements
Schedule 4	Change Procedure
Schedule 5	Preliminary Hardware Configuration - minimum requirements (configuration specification of production, test and trainingsystems)
Schedule 6	Documentation
Schedule 7	Training Specification
Schedule 8	Master Time Schedule
Schedule 9	Project Organisations
Schedule 10	Price List
Schedule 11	Regulations for Acceptance Test
Schedule 12	OM Licensed Third Party Standard Software
Schedule 13	Customer Business Plan

The Schedules to this Agreement are essential and form an integral parts of this Agreement and in the event of any inconsistency between this document and the Schedules this document shall take precedence over the Schedules. The headings are for convenience only and do not affect the construction or interpretation of any provision to which they refer.

Unless the context otherwise requires the singular includes the plural and vice-versa.

3	SCOPE AND AIM OF THE AGREEMENT

3.1	The scope and aim of the Project is to deliver to Customer the Software Product and services related thereto in the manner and time frame set forth in this Agreement.

3.2	This Agreement including its Schedules govern in detail the licensing and provision of software and the provision of services by OMT to Customer during the Project.

The Parties recognises that Schedules 2, 3, 5, 8 and 12 are preliminary and that Schedule 13 is still not prepared. The finalisation of these Schedules shall be completed and approved in writing by the Parties in accordance with the Master Time Schedule and incorporated into the Agreement by the same dates.

The scope of each functionality is defined in the preliminary Functional Specification. However, the final version of the Functional Specification shall provide a further detail of the listed functionality. The scope of the volumetrics is defined in the preliminary Technical Requirement. The final version of Schedule 2 and 3 may require changes to the Hardware

Configuration included in Schedule 5. Customer shall provide to OMT the Customer Business Plan. OMT reserves the right to request a reasonable level of detail as per milestones included in the Customer Business Plan.

Further the Parties shall by April 3, 1998 agree on a way for Customer to ensure payment to OMT under this Agreement.

In the event the Parties cannot agree to the final version of the Schedules by April 3, 1998, with the exception of the specifications of External Systems to be included in Schedule 2, or to a way for Customer to ensure payment to OMT, either Party may as the sole remedy, terminate this Agreement by immediate effect. In the event of such termination the Parties shall promptly return all Confidential Information received from each other and Customer shall promptly return all copies of the Software Product and the Uncustomised Software Product and non-confidential Documentation, in whole or in parts, to OMT. Neither Party shall be entitled to any damages or other financial compensation due to such termination.

The specifications of External Systems are not known to the Parties when entering into this Agreement and shall be provided by Customer in accordance with the Master Time Schedule. However, the Parties have made some assumptions regarding these interfaces which are specified in Schedule 2. If these assumptions are not met the Parties shall renegotiate the Master Time Schedule, contract price and any other contractual term effected.

3.3	The provision of services following Acceptance is governed by a Support Agreement as set out in article 4.18 below, to be entered into between Customer and OMT concurrently with the Agreement herein.

4	OMT’S DELIVERY OBLIGATIONS

General

4.1	OMT undertakes to supply to Customer the Software Product, related Documentation and services and OM Licensed Third Party Standard Software all as specified in this section and in accordance with the provisions set out in this Agreement.

4.2	OMT shall fulfill its obligations according to the Master Time Schedule, Schedule 8 and according to planning which may be agreed between the Parties during the course of the Project. In the event of delays during the course of the project due to non-performance or delayed performance by Customer of its obligations, including but not limited to its obligations set forth in the Master Time Schedule, Schedule 8 and in the Customer Business Plan Schedule 13, the OMT’s time for performance shall be equitably adjusted and OMT shall be entitled to extra payment on a time and material basis for additional work, according to the Price List, Schedule 6, and other costs and expenses if any, relating to and depending on the delay.

4.3	OMT shall establish and throughout the Project maintain a duly sized and qualified Project Organisation, in accordance with Schedule 9.

Adaptation and Delivery of the Software Product

4.4	OMT shall make adaptations to and deliver the Software Product as specified by the Functional Specification Schedule 2, with the exceptions expressly stated therein. The Software Product shall be delivered in object code in an executable form and the user interface shall be in English.

4.5	The Software Product shall support trading in the Delivered Financial Products, specified in Schedule 1.

System Integration

4.6	OMT warrants and represents that the Software Product will operate on the Hardware Configurations meeting requirements specified in Schedule 5, and thereby conform to functional specification of Schedule 2. The Software Product operating on the Hardware Configuration used for production shall also conform to the technical requirements of Schedule 3.

Interoperability with External Systems

4.7	The Software Product shall be capable of interoperating with the interfaces to External Systems as specified in Schedule 2. The External Systems will be connected to the Hardware Configuration on which the Software Product is executed, via network components as specified in Schedule 5.

Documentation

4.8	OMT shall deliver one copy of each document listed in Schedule 6, Documentation, or such other documents replacing documents listed in Schedule 6. The documents listed in Schedule 6 are OMT’s standard documentation including documentation of adaptations made to the Software Product. All documents shall be delivered in paper format and in electronic format if available, and shall be written in the English language. The documents listed in Schedule 6 shall be provided to Customer in the most recent version at the time of delivery, and will be maintained as set out in the Support Agreement. Further OMT will deliver one set of documentation only for the respective OM Licensed Third Party Standard Software.

4.9	OMT shall deliver an example of an emergency recovery manual, as set out in Schedule 6.

4.10	OMT shall deliver the present version of OM Rules and Regulations as set out in Schedule 6.

Training

4.11	OMT shall provide training to Customer personnel according to the Training Specification, Schedule 7. Training will take place in the Territory and in

Stockholm and will be conducted in the English language. Customer is responsible for the costs of its attendance, including but not limited to housing and travel expenses.

Delivery and installation of the Uncustomised Software Product

4.12	OMT shall deliver the Uncustomised Software Product to the installations site at the premises of Customer, at the Central Installation Site 1, see Article 4.13 below, and shall install the same on a hardware configuration provided by Customer. Further, Customer is responsible for any necessary system management support for the Customer environment. The Uncustomised Software Product shall be used for training purposes and shall be deinstalled and returned to OMT upon installation of the Software Product.

Any support requested by Customer regarding the Uncustomised Software Product shall be performed by OMT on a time and material basis and all such requests for support shall be addressed to a contact person specified by OMT.

Delivery, Installation, Integration and Start up of the Software Product, Documentation and OM Licensed Third Party Standard Software

4.13	OMT shall deliver the Software Product, Documentation and OM Licensed Third Party Standard Software, including documentation, specified in Schedule 12 to the installation sites at the premises of Customer at two different addresses in the New York Metropolitan area, one for the production system (“Central Installation Site 1”) and one for the back-up system (“Central Installation Site 2”).

4.14	OMT shall install the Software Product on the Hardware Configurations at the Central Installation Sites 1 and 2. OMT shall also configure, tune and start up the Software Product and related Third Party Standard Software on the Hardware Configuration. Network Management software components, as specified in Schedule 5, are dependent on existing Customer network infrastructure and thus it is the responsibility of Customer to install and configure these components. In this respect OMT will only provide configuration advice related to the Software Product, unless otherwise agreed in writing.

4.15	Integration

OMT shall conduct integration tests with the assistance of Customer, to validate interoperability between the Software Product and the Hardware Configuration and the interfaces of External Systems according to the specification Schedule 2, prior to the Acceptance Test.

Acceptance Test Documents

4.16

OMT shall compile the Acceptance Test Specification and the Acceptance Test Procedures in accordance with the Regulations for Acceptance Test Schedule 11, such documents shall be reviewed and approved by Customer in writing. Further OMT shall review and approve the Acceptance Test Plan compiled by Customer.

Acceptance Test Assistance

4.17	OMT has the right to be present and shall provide on-site assistance to Customer during the Acceptance Test.

Support after Acceptance

4.18	OMT shall provide operational and non-operational support to Customer according to a separate Support Agreement. Support in accordance with the Support agreement, relating to the Software Product, shall be provided free of charge during the Warranty Period as set out in article 8, see also Articles 4.19-21 below.

On site support

4.19	Subject to the terms and conditions set forth in Article 4.20-4.21 OMT shall provide support and assistance during Customers trading days between 8.30 a.m. - 5.30 p.m. local time (Monday to Friday ), on-site at the Central Installation Site 1 or 2. Customer may upon a reasonable prior notice request that a trading day is replaced by a Saturday or Sunday or change the working hours during a trading day and OMT shall, to the extent reasonably possible, accommodate such requests.

4.20	The support and assistance shall be provided by a duly qualified OMT personnel (Consultant) working on a full time basis during the period of [***] following the Acceptance. It is the intention of OMT to assign the Consultant on a long term basis. In the event the Consultant is absent as scheduled in consultation with OMT or is ill for a longer period of time or otherwise unable to perform his/her obligations, OMT undertakes to send another duly qualified Consultant to take his place during the absence. The Consultants are employed by OMT or otherwise engaged by OMT and report to OMT on a continuing basis.

4.21	The primary obligation of the Consultant is to provide operational Software Product support as set out in the Support Agreement. In addition to this the Consultant will as long as the primary obligation of the Consultant is not interfered with, at Customer’s option, and in accordance with Customer’s instructions, assist in, inter alia, the simulation, the production start, operation of the Software Product, installation and test of releases and training of new Customer personnel.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5	LICENCE TO SOFTWARE PRODUCT AND DOCUMENTATION AND OM LICENSED THIRD PARTY STANDARD SOFTWARE

Licence

5.1	OMT hereby grants to Customer and Customer hereby accepts a licence to use the Software Product and associated Documentation on terms set out herein. The subject of the licence is the delivered version of the Software Product, as specified in Schedule 2, and associated Documentation. The right to use new versions of the Software Product requires additional licences, which will be granted under the Support Agreement. For licence to OM Licensed Third Party Standard Software, see Article 5.21 below.

Licensed Operating System

5.2	The OM CLICK Exchange System is licensed for execution on the operating system xx, however some user applications and network components are licensed for execution on the operating system Windows NT.

Customer undertakes to select operating system (Open/VMS or IBM AIX) and to inform OMT about its selection in writing in accordance with the Master Time Schedule.

The OM CLICK Trade application is licensed for execution on the operating system Windows NT.

The OMnet API software is licensed for execution on the operating system Windows NT, SunOS/Solaris, HP/UX and Open VMS. If OMT in the future, decides to make the OMnet API available also on IBM AIX then the OMnet API for execution on the IBM AIX will be included for Customer at no extra charge.

Intellectual Property Rights

5.3	Copyright and all other intellectual property rights to the Software Product and the Documentation and to any alterations or modifications carried out by OMT, are vested in OM Gruppen AB of which OMT is a wholly owned subsidiary. The reproduction of or use of any such material for purposes other than those necessarily connected with purposes of the licence is prohibited. The Software Product and Documentation is and incorporates proprietary information and trade secrets of OMT. Customer understands and acknowledges that the confidentiality provisions set forth in Article 14 apply and that the compliance with the terms of the confidentiality undertaking is considered by OMT to be a condition of any licence granted hereunder.

5.4

OM, OM CLICK Exchange System, OM CLICK Trade application, OMnet are trademarks of OM Gruppen AB. Such trade marks or service marks applied to copies of the Software Product, screen layouts or the like, by OMT may not be removed by Customer. Customer shall be entitled to insert or affix, or can cause OMT to insert or affix, in the Software Product and any accompanying packaging and documentation, such trademark notices as

Customer reasonably considers necessary to show that Customer is entitled to use such products and to sub-license their use under trademarks and logos belonging to Customer, only after OMT’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Customer shall be permitted to use and instruct OMT to insert or affix the word “ISE” and its design in any such products. Work to insert or affix such trademark notices shall be provided by OMT on a time and material basis.

5.5	OMT expressly acknowledges and represents that it has the power, right and authority to grant the Licence set forth herein and has obtained from OM Gruppen AB any and all rights necessary to proceed with this Licences.

Licence Terms

5.6	The licence granted shall be, and is accepted by Customer as a non-assignable and non-transferable licence to use the Software Product and the Documentation solely for the purpose of Customer providing an infrastructure for a market to be operated by Customer, exclusively in the Territory and for the Licensed Financial Products set out in Schedule 1 only (“Customer Operations”), subject to the terms and conditions set forth below. The licence is non-exclusive with the exception set forth below in Articles 5.22-5.23. The term for the licences are 99 years, unless terminated according to the licence termination provisions set forth below. Customer may, subject to the terms and conditions set forth below, use the OM CLICK Trade application and OMnet API software and related user Documentation for Customer Operations world-wide and to sub-licence the CLICK Trade application and the OMnet API software to its members and participants world-wide solely for their activities related to Customer Operations as set forth in Articles 5.16-5.17.

5.7	OMT transfers no title to or ownership of the Software Product or the Documentation to Customer. Customer does not obtain by means of this Agreement any right, such as a right of ownership, title, right to use or the like, other than the right expressly given hereunder.

5.8	OMT expressly reserves the right to grant licences to the Software Product and/or Documentation to third parties, unless otherwise is explicitly stated herein.

5.9	Customer warrants and represents that it shall not sub-license or otherwise transfer or assign the licences or disclose or otherwise make available the Software Product to any third party unless otherwise explicitly stated or to use or to permit the use of the Software Product or the Documentation outside the scope of these licences.

5.10	Customer warrants and represents that it shall use the Software Product and Documentation for the Customer Operations and for no other purpose.

5.11	Customer shall execute the Software Product on the Licensed Operating System only.

5.12	Customer shall be entitled to make back-up copies of the Software Product as back-ups for own use only. All copies of the Software Product or parts thereof shall be marked to identify OM Gruppen AB as proprietor of intellectual property rights and shall be handled in such way that the provisions hereunder are not violated.

5.13	The Software Product may not be decompiled, reverse assembled or reverse engineered for any reason other than as set out in European Council Directive 91/250 EEC as implemented under Swedish law.

5.14	Customer is entitled to make a limited number of copies of the Documentation, listed in Schedule 6 and identified as being confidential. Customer shall at no occasion be in possession of more than seven (7) copies of such Documentation. Such copies may only be used by Customer for internal use and for no other purpose. Additional copies can be acquired from OMT at cost. Customer shall, however, be entitled to copy, translate and distribute user documentation related to the OM CLICK Trade Application and the OMnet API manuals, listed in Schedule 6 and identified as being non-confidential. All copies of the Documentation or parts thereof shall be marked to identify OM Gruppen AB as proprietor of intellectual property rights.

5.15	Any part of the Software Product or the Documentation included in an alteration or modification, shall continue to be subject to the terms and conditions of the provisions set forth herein.

Sub-licensing

5.16	As sole exception from Article 5.9, Customer shall after Acceptance, be entitled to sub-licence the OM CLICK Trade Application to the members of Customer and the OMnet API software to the members of Customer, third party developers for development and testing of trading applications or other third party applications and to other third parties who may acquire such an application to permit such applications to be connected by use of the OMnet API software to a computer system upon which the OM CLICK Exchange System is operating pursuant to Article 5.6 above, and for no other purpose. Such sub-licensing shall be made on terms corresponding to the licence terms set out herein, save that the sub-licensee may not further sub-licence any rights to the OM CLICK Trade Application or the OMnet API software. Upon executing any sub-licence agreement Customer shall apply the suitable security measures and a degree of care in relation to the software as to provide adequate protection of such software from unauthorised disclosure, copying or use and Customer hereby warrants and represents the fulfilment by each such sub-licencee of the sub-licence terms. Customer undertakes to make OMT a third party beneficiary under any such sub-licence agreement concluded.

5.17	Customer shall maintain a complete record of sub-licensees, including subject of licence and location of installation. Customer shall provide OMT with copies of latest such records within thirty (30) days from receipt of such request from OMT.

Breach of Licence Terms

5.18	In the event OMT has reason to believe that Customer is in breach of any of the provisions set forth herein, Customer shall provide OMT with a written explanation within thirty (30) days of receipt of such request from OMT.

5.19	In the event Customer fails or neglects to perform or observe any of its material obligations to OMT under the provisions set forth herein, Article 5, and fails to remedy the same within thirty (30) days following receipt of a written notice of the occurrence of failure and demand to cure, Customer shall pay a fine to OMT, of an amount of [***] as liquidated damages. In the event that the actual damage is in excess of such fine, then OMT shall be entitled to damages corresponding to the actual damage.

5.20	In the event any material breach of any of the provisions set forth herein, Article 5, is caused wilfully or grossly negligent by Customer, OMT may terminate the licences granted hereunder immediately. In the event of licence termination as aforesaid Customer shall free of charge and without undue delay transfer to OMT the Software Product and all Documentation transferred to Customer by OMT under this Agreement, without keeping any copy or transcript thereof.

OM Licensed Third Party Standard Software

5.21	Licence to OM Licensed Third Party Standard Software will require the conclusion of separate licence agreements. For licence terms and conditions see such separate licence agreements. OM Licensed Third Party Standard Software may solely be used for the purpose of running the Software Product and accordingly executed only on nodes on which the Software Product is installed.

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5.22	[***]

5.23	[***]

6	CUSTOMER’S OBLIGATIONS

General

6.1	Customer shall participate in the Project by performing its obligations to enable OMT’s fulfilment of its obligations under this Agreement. The obligations of Customer are described in this Article 6 or otherwise in this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The process of obtaining the final determination from the United States Securities and Exchange Commission (“SEC”) on Customer’s application for registration as a National Securities Exchange is the responsibility of Customer.

6.2	Customer shall fulfill its obligations at its own cost and according to the Master Time Schedule, Schedule 8 and according to planning which may be agreed between the Parties during the course of the Project. In the event of delays during the course of the Project due to non-performance by OMT of its obligations according to this Agreement, Customer’s time for performance shall be equitably adjusted.

6.3	Customer is responsible for the planning of its activities, if required in co-operation with OMT, and for management of its personnel engaged in the activities.

6.4	Customer shall establish and throughout the project maintain a duly sized and qualified project organisation, including but not limited to a full-time employee for project management, project management shall be such employee’s main responsibility.

Customer warrants and represents that it will employ Gary Katz and David Krell or people with similar experience and skills for the duration of the Project.

Participation in OMT’s fulfilment of its obligations

6.5	Customer shall,

(i)	supply to OMT information, in writing, which OMT need acquire to be able to prepare specifications, plans and Documentation. This work shall be done in co-operation with OMT and according to agreed planning,

(ii)	on OMT’s request, within reasonable time and without delay, provide OMT with correct and complete information and assistance which OMT requires to be able to otherwise fulfill its obligations,

(iii)	compile the Acceptance Test Plan in accordance with the Regulations for Acceptance Test Schedule 11, such documents shall be reviewed and approved by OMT in writing and review and approve the Acceptance Test Specification and the Acceptance Test Procedures compiled by OMT.

(iv)	plan, arrange and perform the Acceptance Test and at the time of installation, prepare and supply test data, including data for a test data base on a machine readable medium on the Hardware Configuration.

(v)	review and approve, in writing, OMT’s proposals, plans and specifications and other documentation supplied by OMT within reasonable time and without delay,

(vi)	procure, from original supplier or any reseller authorised by such original supplier, and install the Hardware Configurations meeting requirements specified in Schedules 3 and 5, on which the Software Product shall be installed and executed, and necessary hardware and SSW for the installation and execution of the Uncustomised Software Product,

(vii)	translate user Documentation and other Documentation as required by Customer, from English to other language,

(viii)	train members/participants of Customer and provide necessary information to such parties during the course of the Project,

(ix)	provide correct and complete test data on a machine readable medium, both for the interfaces transactions, including programs and data to generate the transaction flow via the interfaces to External Systems (hereinafter referred to as “External Systems Simulators”) and for a Customer specific marketplace data base (hereinafter referred to as “Customer Market Database”) in the Software Product, prior to OMT’s internal system tests to be performed by OMT during the development phase, see Master Time Schedule, Schedule 8.

(x)	provide specifications of interfaces to External Systems and ensure that the External Systems meet such interface specifications, and provide test data and adequate operation of External Systems or of test systems simulating External Systems, or both, during the integration test which OMT shall conduct with the assistance of Customer, to validate interoperability according to the specifications prior to the Acceptance Test and during the Acceptance Test.

(xi)	grant OMT’s personnel access to Customer’s premises and provide OMT personnel with office and working space (lockable), to be used exclusively by OMT personnel for the duration of any visit, secretarial service and working tools, such as telephones and facsimile, with international access, copier, etc. , to the extent which is necessary to allow OMT to fulfill its obligations,

(xii)	grant OMT exclusive access to the Hardware Configurations and configuration ownership from installation until Acceptance, with the exception of Customer’s access to the Hardware Configurations necessary to perform the Acceptance Test or other access explicitly agreed between the Parties,

(xiii)	participate in training according to this Agreement,

(xiv)	participate in the set up of the Hardware Configurations,

(xv)	prepare an Emergency Recovery Manual, with assistance from OMT, and define and compile user routines,

(xvi)	participate in project meetings and work group meetings,

(xvii)	define and document user routines, policies and procedures etc.

(xviii)	provide remote network access between OMT and Customer to systems on which the Software Product is installed at Customer sites, as specified in the Support Agreement Schedule 2.

(xix)	bear all telecommunication costs between OMT and Customer, including but not limited to arrangements for audio-visual meetings and remote network access as well as transport related costs including costs for courier.

6.6	It is also the responsibility of Customer;

(i)	that the specification of the Software Product, Schedule 2, and technical requirements, Schedule 3, are complete and satisfies all Customer’s requirements on the Software Product, functional, technical and other,

(ii)	to ensure that the delivery, licence and use of the Software Product and Documentation is not in conflict with the laws and regulations of the Territory, however, OMT warrants that the Software Product does not infringe any intellectual property rights of third parties as set out in article 9,

(iii)	to obtain all necessary authorisations and permits required under the laws of the Territory, in order for the Parties to be able to fulfill its obligations under this Agreement including but not limited to work permits for OMT’s personnel and for Customer to operate the market.

Third Party testing prior to Acceptance

6.7	Customer may use the OMnet API for testing by third party developers prior to Acceptance, in accordance with the Master Time Schedule. However, Customer acknowledges that there might be instability in the API at this point of time and that the API may be subject to changes before Acceptance. Any support requested by third parties performing tests against the OMnet API is the sole responsibility of Customer.

Production Start

6.8	All activities relating to the production start, including but not limited to definitions and installation of the production data base, any transition or migration of existing data, execution of simulation and the commencement of commercial production of the Software Product is the responsibility of Customer.

6.9	Customer is responsible for the installation of the OM CLICK Trade application, OMnet API software and OM Licensed Third Party Standard Software, as applicable, on workstations or other system components located outside the Central Installation Sites 1 and 2.

Changes and Modifications to the Software Product

6.10	During the Project Customer undertakes not to alter or modify the Software Product or the Hardware Configuration environment (such as command files, Third Party Standard Software parameters and other modifiable characteristics of Third Party Standard Software) unless directed to do so or agreed to by OMT. Further Customer acknowledges that any such modification or alteration thereafter, without prior written consent from OMT, will affect OMT’s obligations according to the Support Agreement.

Subcontractor

6.11	Obligations of Customer under this agreement may be performed by a subcontractor working on Customer’s behalf only after the prior written approval of OMT, such approval shall not be unreasonably withheld. Customer agrees to be responsible for any such work performed on its behalf in connection with this Agreement.

7	DELIVERY

General

7.1	Each Party shall perform its obligations within time frames set out in Schedule 8, Master Time Schedule. Detailed planning shall be made by each Party within the framework of Schedule 8. Detailed planning shall be made in co-operation with the other Party.

7.2	Each Party shall, without delay, inform its counterparty in writing on matters or circumstances which may influence the other Party’s ability to fulfill its obligations. In particular, anticipated or real delays of the performance of a Party’s obligations hereunder or of the final determination from the United States Securities and Exchange Commission (“SEC”) on Customer’s application for registration as a National Securities Exchange.

Project Organisations

7.3	The project organisations of the Parties are charted and described in Schedule 9.

The project manager of each Party has the authority to make committing decisions on behalf of the Party which he represents within the framework of this Agreement.

The project manager of OMT is: Lars-Åke Andell

The project manager of Customer is: Gary Katz

Having informed the counterparty, each Party has the right to replace his project manager. Such replacement shall be confirmed in writing.

The joint steering group of the Parties shall monitor and supervise the Project and shall decide on changes to this Agreement. Any deviation to the Master Time Schedule or other problems which can not be solved by the project managers during the course of the Project, shall be handled by the joint steering group. Necessary adjustments to the Master Time Schedule, financial compensation to any Party for additional work, costs and expenses due to any deviations and the like, shall be discussed by the joint steering group in good faith.

Meetings and Reporting

7.4	Meetings between the Parties shall be arranged as required during the course of the Project.

Joint steering group meetings shall take place regularly. An appropriate interval between meetings is normally three months. Extra meetings shall be arranged as required. The location of the meetings shall be Stockholm and New York City, the number of meetings divided evenly between the two locations. Joint steering group meetings may also take place by telephone or audio-visual means as further set forth in Schedule 9. The arranging Party shall issue an agenda well in advance and no later than three working days prior to the meeting. The project manager of the respective Party shall participate and submit a report. The arranging Party shall also issue minutes from the meeting no later than five working days after the meeting. The minutes shall be considered approved by the other Party unless the arranging Party is notified of any objection to the minutes within ten working days of receipt of the minutes by the other Party.

Project management meetings shall take place regularly, normally once a month. Extra meetings shall be arranged as required. The location of the meetings shall be Stockholm and New York City as appropriate. Project management meetings may also take place by telephone or audio-visual means as further set forth in Schedule 9. The arranging Party shall issue an agenda well in advance and no later than three working days prior to the meeting. The arranging Party shall also issue minutes from the meeting no later than five working days after the meeting. The minutes shall be considered approved by the other Party unless the arranging Party is notified of any objection to the minutes within five working days of receipt of the minutes by the other Party.

7.5	The Project managers of both Parties shall, on a monthly basis, issue progress reports to the other Party, outlining the performance of own obligations and activities in the Project.

Change procedure

7.6	Both Parties are aware of the fact that changes to the Functional Specification, Schedule 2 or otherwise to this Agreement during the course of the Project may disrupt the progress of the Project and possibly endanger timely fulfilment of the delivery. Therefore the Parties shall endeavour to minimise the number and scope of changes requested.

7.7	If, according to the judgement of one of the Parties, it is necessary to introduce a change, the change shall be requested and processed according to the change procedure specified in Schedule 4. Any request for change of the Software Product, regardless if it is an addition, alteration or deletion, shall be processed and decided according the change procedure.

Changes within the framework of the Agreement, i.e. changes not affecting the contract price, the Master Time Schedule or other contractual term, shall be decided by the project manager of the respective Party. Changes affecting any contractual term shall be decided by authorised representatives of the Parties.

Agreement of any change by the Parties and any agreed upon adjustments to this Agreement shall be documented in an amendment to this Agreement signed by both Parties.

Any agreed upon change shall be invoiced by OMT upon delivery of such change and payable within 30 days of invoice. However, change requests during the Project together with customer specific adaptations requested within one (1) year from start of Customer Operations or 18 months from Acceptance, whichever comes first, in accordance with Article 7 of the Support Agreement, each with a price exceeding [***], shall accumulate up to a maximum total amount of [***]. The accumulated amount together with an interest, calculated as set forth below, shall be paid as a turnover based fee of [***] pursuant to Article 10.1 until the entire amount is settled by Customer. However, in the event part of the amount remains outstanding two (2) years after the start of Customer Operations, Customer undertakes to pay the remaining part as a lump sum within 30 days from invoice.

The interest shall accrue monthly at an annual interest rate of 7%, for as long as any amount remains outstanding.

An investigation of a proposed change will entail additional work for both Parties. OMT shall be compensated for such work upon request on a time and material basis.

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Acceptance Test

7.8	Customer shall validate the Software Product by conducting an Acceptance Test. The Acceptance Test shall be performed in accordance with the Acceptance Test Specification, Acceptance Test Procedure and the Acceptance Test Plan as set out in the Regulations for Acceptance Test, Schedule 11.

Acceptance

7.9	Acceptance occurs when the Acceptance Test has been executed successfully and approved, according to the Regulations for Acceptance Test, Schedule 11.

Immediately after successful execution of the Acceptance Test, Customer shall confirm to OMT in writing Customer’s Acceptance of the Software Product which shall include a listing of any function conditionally accepted. Acceptance shall date back to the date of the successful execution of the Acceptance Test. If Customer fails to issue such confirmation within five (5) business days, provided the Acceptance Test has been successfully executed (no tests are classified as rejected pursuant to the Regulations for Acceptance Test), the Software Product shall be deemed Accepted by Customer at the date of the successful execution of the Acceptance Test. OMT shall correct any conditionally accepted function within the Warranty Period.

7.10	If any External System or program simulating such system, or part thereof, is not available for testing or does not conform to agreed specifications during the Acceptance Test or preceding tests to be performed by OMT, Customer shall not be entitled to delay the Acceptance due to non-availability or malfunction of any External System.

7.11	Acceptance shall also be deemed to have occurred if (i) Customer fails to commence testing within ten (10) working days after OMT has issued a written notice to Customer, stating that the Software Product is ready for Acceptance Test or re-test, or (ii) if Customer commences to use the Software Product for other purposes than performing the Acceptance Test or as otherwise agreed, or (iii) if Customer commences commercial operation of the Software Product or parts thereof.

Delay of Acceptance

7.12

If Acceptance does not occur by the end of a period of [***] from the date specified in the Master Time Schedule for Acceptance due to OMT’s inability to correct the Software Product to successfully pass the Acceptance Test (or to other problems within OMT’s control), Customer shall have the

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right to terminate this Agreement, within four (4) weeks, by giving OMT written notice of such termination. OMT may at any time during this six month period acknowledge its inability to correct the Software Product (or resolve other problems within its control) to successfully pass the Acceptance Test and thereafter terminate this Agreement. [***]

7.13	If Acceptance is delayed past the date specified in the Master Time Schedule due to problems within Customer’s control, OMT’s time for performance shall be extended and OMT is entitled to extra payment all as set forth in Article 4.2 above.

If Acceptance does not occur by the end of a period of [***] from the date specified in the Master Time Schedule for Acceptance due to problems within Customer’s control, OMT shall have the right to terminate this Agreement, within [***], by giving Customer written notice of such termination. In the event of such termination Customer undertakes to pay OMT for all work performed under this Agreement on a time and material basis and to reimburse OMT for all costs and expenses incurred hereunder.

7.14	Each Party shall endeavour to limit its costs which it incurs due to any delay during the Project.

7.15	If this Agreement is terminated by either Party as set out in Articles 7.12-13, the Parties shall return all Confidential Information received from each other and Customer shall promptly return all copies of the Software Product and non-confidential Documentation, in whole or in parts to OMT.

7.16	In the event this Agreement is not terminated as set out in Articles 7.12-13 and the Parties thus decide to continue the Project, it is hereby agreed that such continuation shall take place under the terms set forth in this Agreement, save the Parties shall renegotiate the Master Time Schedule and compensation for costs due to further delay.

8	WARRANTY

8.1	OMT shall, during the Warranty Period, provide support to Customer, including but not limited to operational system support. OMT’s obligations to provide support during the Warranty Period is exclusively governed by the terms and conditions of the Support Agreement. The support during the Warranty Period is free of charge. Further OMT shall, during the Warranty Period unless otherwise is explicitly agreed, correct malfunctions of the Software Product identified as “Conditionally Accepted” during the Acceptance Test, see Regulations for Acceptance Test Schedule 11.

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9	PATENTS AND COPYRIGHTS

9.1	OMT warrants that the Software Product does not infringe any intellectual property right of third parties.

9.2	[***]

9.3	OMT shall not have any liability for a claim alleging that the Software Product or the Documentation infringe a patent, copyright, trade secret or any other protected intellectual property right if the alleged infringement was developed based on information furnished by Customer or if the alleged infringement is the result of a modification made by Customer.

9.4	Customer undertakes to promptly notify OMT in the event that it becomes aware of any infringement or suspected infringement of OMT’s copyright, trade secret, trademarks or any other of its intellectual property rights in or in relation to the Software Product, the Documentation or any unauthorised use or disclosure of OMT’s Confidential Information.

10	CONSIDERATION

10.1	Customer shall pay to OMT a turnover based fee as set forth below for a minimum period of [***] of continued turnover based fees.

Turnover based fee:

Year of Customer Operations	Turnover (contracts) per day	Fee per side*
[***]	[***]	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]
[***]	[***]	[***]
	[***]	[***]

*	Fee per side means that a fee shall be paid regarding buyer as well as seller.

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10.2	Customer shall within seven (7) calendar days after the expiry of each calendar month forward to OMT a written statement calculating the amount due according to Article 10.1 above.

Upon receipt from Customer of such statements OMT shall invoice Customer for the payments due which shall be payable within 30 days of invoice.

10.3	OMT shall have the right to request that the above statements are certified by a mutually agreed accountant as to their correctness. The cost for the inspection shall be borne by OMT. However, in the event the inspection results in a deviation of the calculation of the payments due under Article 10.1, which is not insignificant, in favour of OMT, Customer shall bear the costs of the inspection.

10.4	For Licence fees and payment terms for OM Licensed Third Party Standard Software see separate licence agreements entered into between the Parties.

10.5	Work on time and material basis under this Agreement shall be in accordance with the OMT Price List, Schedule 10. Such work shall be invoiced by OMT on a monthly basis in arrears and shall be payable within 30 days of invoice.

10.6	All payments made by Customer to OMT hereunder will be made without set off or counterclaim, free and clear and without deduction of or withholding for any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereinafter imposed by any jurisdiction or by any department, agency, state or other political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (collectively “Taxes”). If any Taxes are so levied or imposed in respect of this Agreement, Customer shall pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for in this Agreement.

Any and all payments to OMT hereunder do not include, and Customer shall be responsible for, all applicable sales and use taxes.

An interest charge of 30 days USD LIBOR plus 4 % per annum, or the highest lawful interest rate, whichever is lower, will be applied to all amounts that are payable to OMT or Customer which are not paid by Customer or OMT when due. Such charge shall apply from the due date.

11	LIMITATION OF RIGHT TO CLAIM

11.1

Each Party having an intention to assert a claim as a result of a breach or non performance under this Agreement shall give the other Party written notice of this intention within three (3) months from the moment such Party became aware of the basis of its claim. Any arbitration proceedings shall be instituted within one (1) year after notice has been given, thereafter the claiming Party will be barred from commencing arbitration or court proceedings of any kind.

12	CLAIMS AND LIMITATION OF LIABILITY

12.1	Any Party alleging a breach of the terms of this Agreement shall have the right to bring such claim to arbitration under the provisions of section 22 below and shall be entitled to whatever remedy, including damages, may be awarded in such arbitration. However, the Parties hereby expressly agree that with the exception [***], the total liability of either Party to pay damages, including but not limited any amounts paid according to articles 7.12-7-13, shall be limited to [***]- provided that neither gross negligence nor intentional breach has been established.

12.2	Neither Party shall be liable for any delay in performing or failing to perform any of its obligations under this Agreement if the delay or failure results from events or circumstances that it could not reasonably foreseen at the time of the conclusion of this Agreement or reasonably avoided. Such events or circumstances shall include but not be limited to legislative enactment, action of governmental authorities, war, power failure, fire, water damage, labour dispute or other similar circumstances. (“Force Majeure”). Such delay or failure shall not constitute a breach of this Agreement and the time for performance shall be extended by an equitable period in relation to the period during which performance is so prevented up to a maximum period of six (6) months. Thereafter either Party is free to terminate this Agreement without any further liability to the other Party. However, in the event of such termination the Parties shall return all Confidential Information received from each other and Customer shall promptly return all copies of the Software Product in whole or in parts to OMT.

12.3	Neither Party shall in any event be entitled to compensation for loss of data or use, loss of profit, business, contracts, revenues, or anticipated savings, or for any indirect or consequential damage of any nature whatsoever, or for any losses which the other Party at the time of this Agreement could not reasonably anticipate.

12.4	No other right of termination or remedy, including damages, shall exist with respect to a breach of the terms of this Agreement other than those rights expressly set forth in this Agreement.

12.5	In the event Customer selects the operating system IBM AIX in accordance with Article 5.2 above, the following shall apply.

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Customer acknowledges that Customer has no cause of action against IBM, for any OMT breach of OMT’s representations, warranties or guarantees under this Agreement or the Support Agreement.

IBM shall not be liable for any costs or damages, including direct, indirect, special, incidental, or consequential damages, fees or other liability arising from this Agreement or the Support Agreement with Customer unless otherwise explicitly agreed in writing, by OMT and IBM, or by the Customer and IBM.

IBM shall be a third party beneficiary of this Agreement with respect to the provisions included in this Article 12.5.

Liquidated damages

12.8	The provisions in this Agreement which provide for the payment of an agreed amount or a maximum amount by one Party to the another represents a genuine and reasonable attempt by the Parties to pre-estimate the loss which is likely to flow from the breach of the provision in question.

13	HARDSHIP

13.1	The provisions on compensation and liability for costs in this Agreement are intended to be fair in all circumstances. If due to mandatory rules in any applicable law or due to a decision or other act by any competent authority, or other circumstances one or more of the provisions on compensation cannot be enforced or an amendment of one or more of the provisions is required in order to achieve the fair result intended, the Parties agree that they shall endeavour to find an alternate solution approaching as near as possible to the contractual situation existing prior thereto.

14	CONFIDENTIALITY UNDERTAKING

14.1	Customer understands and acknowledges that the Software Product and Documentation are important and valuable assets to OMT and that they contain Confidential Information. OMT understands and acknowledges that Customer has provided to it, pursuant to a Non-disclosure Agreement dated January 21, 1997 confidential and proprietary technical and business information, trade secrets and know-how and will continue to provide such additional Confidential Information (referred to as “Proprietary Information” in the January 21, 1997 Agreement), which are important and valuable assets to Customer. Both Parties understand and acknowledge that Confidential Information shall be protected in accordance with the provisions herein.

14.2

The Parties shall keep all Confidential Information confidential and undertakes to use the same only in connection with the purpose set forth in this Agreement and not to make any other commercial use thereof or use the same for the benefit of itself or any third party and not make any Confidential Information, or part thereof, available to any third party outside the scope of this Agreement, unless obliged by law, statute or court order. In the event

Confidential Information is required to be divulged by law, statute or court order by one of the Parties it shall inform the recipient of the Confidential Information that the information released is confidential and use its best endeavours to ensure that confidentiality in the information is maintained, and shall promptly notify the other Party of its release of the Confidential Information specifying the information disclosed, the recipient of the information, and the circumstances giving rise to the duty to disclose it.

14.3	The Parties undertake to take all reasonable steps to minimise the risk of disclosure of any Confidential Information by advisers and employees, and shall take all reasonable steps to restrict them from divulging or communicating any Confidential Information. Each Party shall be responsible for the performance of the above on the part of its advisers or employees. If requested by the disclosing Party the receiving Party shall procure the execution of a separate confidentiality agreement by each of its advisers or employees as are designated by it as having access to Confidential Information.

14.4	Each Party shall apply suitable security measures and a degree of care in relation to the Confidential Information as to provide adequate protection of Confidential Information from unauthorised disclosure, copying or use.

14.5	The limitations on disclosure or use of information according to these confidentiality provisions shall not apply to information which;

(i) the receiving Party can demonstrate was known to it prior to the disclosure thereof by the disclosing Party; or

(ii) if disclosure is required by law, statute or court order, see Article 14.2 above; or

(iii) is public knowledge or becomes public knowledge other than by breach of this agreement or agreement previously signed by the Parties.

14.6	Compliance by one of the Parties with its obligations under this Agreement may be waived by the other Party in writing. Agreement to such waiver shall not be unreasonably withheld following a request by one of the Parties.

14.7	Notwithstanding the termination or expiry of this Agreement for whatever reason the obligations and restrictions in this Article 14 shall be valid also after the termination of this Agreement.

14.8	[***]

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14.9	The Parties agree to keep confidential the terms of this Agreement, and neither Party shall make any announcement or otherwise publicise its contents. However, the Parties shall be free to publicise the existence of this Agreement and the co-operation between the Parties after formal publication in the Federal Register of the United States of notice by SEC of Customer’s application for registration of a National Securities Exchange.

15	INDEPENDENT BUSINESS

15.1	Neither Party has the right or power, express or implied, to make any commitments of any kind on behalf of the other Party without prior written consent of the other Party.

16	WHOLE AGREEMENT

16.1	The recitals and all of the schedules to this Agreement constitute an integral part of this Agreement.

16.2	This Agreement supersedes and invalidates all other commitments, representations and warranties relating to the subject matter hereof which may have been made by the Parties either orally or in writing prior to the Effective Date of this Agreement, and which shall become null and void from the Effective Date hereof.

17	AMENDMENTS

17.1	No modification, alteration, addition or change of the terms hereof shall be binding on the Parties unless agreed by both Parties in writing.

18	WAIVER

18.1	The waiver or forbearance or failure of a Party in insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that Party’s rights to future performance of such provision and the other Party’s obligation in respect of such future performance shall continue in full force and effect.

19	SEVERABILITY

19.1	In the event that any of the terms of this Agreement are determined invalid, unlawful or unenforceable to any extent, such term shall be severed from the remaining terms which shall continue to be valid to the fullest extent permitted by law, unless such invalidity, unlawfulness or unenforceability substantially alters the terms under which the Agreement itself was entered into. If such is the case, the Agreement as a whole shall terminate.

20	TERM AND TERMINATION OF THE AGREEMENT

20.1	The Effective Date shall be the date of signing of this Agreement.

20.2	The Parties’ right to terminate this Agreement due to delay of Acceptance is exclusively governed by Article 7. This Agreement can not be terminated by Customer after Acceptance or by OMT after final payment, provided however OMT is entitled to terminate the licence to the Software Product pursuant to Articles 5.20 during the term of the licence.

20.3	In the event the final determination from the United States Securities and Exchange Commission (“SEC”) on Customer’s application for registration as a National Securities Exchange is negative or has not been obtained 12 months after Acceptance, either Party may terminate this Agreement by immediate effect. In the event of such termination the Parties shall promptly return all Confidential Information received from each other and Customer shall promptly return all copies of the Software Product and non-confidential Documentation, in whole or in parts, to OMT.

20.4	If Customer fails to perform any of its material obligations under this Agreement, including but not limited to default of payment, and such failure continues for a period of thirty (30) days in the event of default of payment, otherwise ninety (90) days, following receipt of written notice of such failure with demand to cure, or if Customer decides not start the Customer Operations even though Customer has obtained final approval from the United States Securities and Exchange Commission (“SEC”) on Customer’s application for registration as a National Securities Exchange or has not started the Customer Operations within 12 months from such final approval or within 12 months from Acceptance, whichever comes last, OMT shall have the right to terminate this Agreement with immediate effect by giving Customer written notice of such termination. In the event of such termination the Parties shall promptly return all Confidential Information received from each other and Customer shall promptly return all copies of the Software Product and non-confidential Documentation, in whole or in parts, to OMT. Further, Customer undertakes to pay OMT for all work performed under this Agreement on a time and material basis, as per Article 10.5 and to reimburse OMT for all related costs and expenses incurred hereunder and to pay to OMT [***]- as liquidated damages. OMT shall not be entitled to any other amounts due to the termination.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

20.5	If OMT fails to perform any of its material obligations under this Agreement prior to Acceptance, and such failure continues for a period of ninety (90) days following receipt of written notice of such failure with demand to cure, Customer shall have the right to terminate this Agreement with immediate effect by giving OMT written notice of such termination. In the event of such termination the Parties shall promptly return all Confidential Information received from each other and Customer shall promptly return all copies of the Software Product and non-confidential Documentation, in whole or in parts, to OMT. Customer is entitled to be reimbursed for all sums paid to OMT under Article 10 and shall not be entitled to any other amounts.

20.6	This Agreement may also be terminated as set out in Article 12.2.

21	ASSIGNMENT

21.1	The Parties may after written consent from the other Party assign or transfer this Agreement, in whole or in part, to subsidiaries or companies owned or controlled by it or by its parent company or to a third party purchaser for value of all or substantially all of the assets of the business of the Party concerning the subject matter of this Agreement - to be discussed. Such consent shall not be unreasonably withheld or delayed.

OMT shall have the right to assign or transfer its obligations hereunder which shall be performed in the Territory, to its subsidiary OM Support Inc. incorporated under the laws of the state of Delaware or another US subsidiary.

21.2	In addition to this neither Party may assign or transfer any of its rights, duties or obligations according to this Agreement without the written consent of the other Party.

22	GOVERNING LAW AND ARBITRATION

22.1	This Agreement shall in all respects regarding substantive law be governed by and construed in accordance with Swedish law exclusively, as such law be in effect from time to time, and such law shall also be applied to this Agreement and any and all disputes, claims etc. which may arise hereunder, in case of arbitration, court proceedings or otherwise.

22.2	The Parties agree that the United Nations Convention on contracts for the International Sale of Goods shall not apply to governance and construction of this Agreement.

22.3	Any dispute, controversy or claim between Customer and OMT arising out of or relating to this Agreement, the breach termination or validity thereof which the Parties have failed to solve in the joint steering group or otherwise through negotiations or through an expert resolution as agreed upon between the Parties, shall be resolved by arbitration convened and conducted in accordance with the United Nations Commission on International Trade Law (“UNCITRAL”) arbitration rules then in force, (the “Rules”) being supplemented by Swedish procedural law.

22.4	There shall be three arbitrators who shall be appointed in accordance with the Rules. If any arbitrator has not been appointed within the time limits specified in the Rules, on the request of either Party, such appointment shall be made by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) upon the written request of either the claimant or the respondent, within 30 days of such request. The arbitration shall be held in London, England and shall be conducted in the English language.

22.5	To the extent that it is reasonably possible, the performance of this Agreement shall continue during the referral of any dispute to arbitration.

22.6	The Parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the Territory, England and of Sweden) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award.

The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues, or accounting presented to the arbitral tribunal. Judgement upon any award may be entered in any court having jurisdiction thereof.

22.7	In disputes involving breach of Customer’s obligations regarding intellectual and other property rights in the Software Product or the Documentation or breach of a Party’s obligations regarding Confidential Information, this Article 25 will not preclude a Party from obtaining interim or injunctive relief on an immediate basis from a court of competent jurisdiction pending the outcome of arbitration.

This Agreement shall be executed in two identical copies of which the Parties shall receive one each.

Stockholm, 18. March, 1998
Place and date	Place and Date

OM TECHNOLOGY AB	International Securities Exchange LLC

/s/ Magnus Karlsson /s/ Hans Berggren	/s/ David Krell
Magnus Karlsson Hans Berggren	David Krell
Exec. Vice Pres. General Counsel	President and CEO

Printed name and title	Printed name and title